EQT Reports Second Quarter 2024 Results

PITTSBURGH, July 23, 2024 -- EQT Corporation (NYSE: EQT) today announced financial and operational results for the second quarter of 2024.

Second Quarter 2024 and Recent Highlights:
•Closed the acquisition of Equitrans Midstream Corporation (Equitrans) a full quarter ahead of plan, resulting in approximately $150 million of savings relative to initial expectations; accelerates synergy capture and the commencement of deleveraging plan
•Sales volume of 508 Bcfe, above the high-end of guidance driven by continued operational efficiency gains and strong well performance
•Capital expenditures of $576 million, below the midpoint of guidance despite faster activity pace; recent developments show a step change improvement in completion efficiency with potential for structurally lower well costs
•Total per unit operating costs of $1.40 per Mcfe, below the low-end of guidance driven by lower-than-expected LOE and SG&A expense
•Higher-than-expected southeast gas prices via Mountain Valley Pipeline capacity drove second quarter differential towards the low-end of guidance
•Total debt and net debt(1) down from $5.8 billion and $5.7 billion at year-end 2023 to $5.0 billion and $4.9 billion, respectively, at quarter-end
•Retired approximately $600 million of 2025 senior notes with proceeds from partial non-operated asset monetization; marketing remaining 60% interest in northeast Pennsylvania non-operated assets
•Increased revolving credit facility lender commitments from $2.5 billion to $3.5 billion
•Converted non-binding Heads of Agreement with Glenfarne Energy Transition's Texas LNG to binding Liquefaction Tolling Services Agreement for 2 million tonnes per annum of liquefaction tolling capacity
•Released 2023 ESG report highlighting successful achievement of GHG emission intensity and methane emission intensity targets one year ahead of schedule; on track to achieve net zero by 2025(2)

President and CEO Toby Z. Rice stated, "This week marked a significant milestone in the history of our company as we closed the acquisition of Equitrans, transforming EQT into America’s only large-scale, vertically integrated natural gas business. This combination creates a truly differentiated business model among the energy investment landscape, as EQT is now at the low end of the North American natural gas cost curve. We believe our sustainable cost structure advantage, combined with our scale, peer leading inventory depth, low emissions profile and world class operating team offers the best risk-adjusted exposure to natural gas prices of any publicly investable asset in the world."

Rice continued, "We also experienced yet another quarter of operational outperformance as our teams continue to find novel ways to drive incremental efficiency gains. Recent enhancements we’ve made to supply chain logistics have driven materially faster completion times on our latest wells, which are outpacing our 2023 average completion speed by more than 35%. We see the potential for these gains to drive structurally lower well costs and future maintenance capital requirements.”

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.
(2)“Net zero” refers to net zero Scope 1 and Scope 2 greenhouse gas (GHG) emissions, in each case from assets owned by EQT on June 30, 2021 (i.e., when EQT announced its net zero goal). Scope 1 GHG emissions are based exclusively on emissions reported to the U.S. Environmental Protection Agency (EPA) under the EPA’s Greenhouse Gas Reporting Program (Subpart W) for the onshore petroleum and natural gas production segment.

Second Quarter 2024 Financial and Operational Performance

	Three Months Ended June 30,
($ millions, except average realized price and EPS)	2024	2023	Change

Total sales volume (Bcfe)	508	471	37
Average realized price ($/Mcfe)	$2.33	$2.11	$0.22
Net income (loss) attributable to EQT	$10	$(67)	$77
Adjusted net loss attributable to EQT (a)	$(34)	$(62)	$28
Diluted income (loss) per share (EPS)	$0.02	$(0.18)	$0.20
Adjusted EPS (a)	$(0.08)	$(0.17)	$0.09
Net income (loss)	$9	$(67)	$76
Adjusted EBITDA (a)	$464	$360	$104
Net cash provided by operating activities	$322	$437	$(115)
Adjusted operating cash flow (a)	$405	$341	$64
Capital expenditures, excluding noncontrolling interests	$576	$470	$106
Free cash flow (a)	$(171)	$(129)	$(42)
(a)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Per Unit Operating Costs
The following table presents certain of the Company's production-related operating costs on a per unit basis.

	Three Months Ended June 30,		Six Months Ended June 30,
Per Unit ($/Mcfe)	2024	2023	2024	2023

Gathering	$0.59	$0.68	$0.58	$0.67
Transmission	0.35	0.33	0.33	0.33
Processing	0.13	0.11	0.13	0.11
Lease operating expense (LOE)	0.12	0.08	0.11	0.07
Production taxes	0.08	0.04	0.09	0.04
Selling, general and administrative (SG&A)	0.13	0.13	0.13	0.12
Total per unit operating costs	$1.40	$1.37	$1.37	$1.34

Production depletion	$0.90	$0.83	$0.90	$0.83

Gathering expense per Mcfe decreased for the three months ended June 30, 2024 compared to the same period in 2023 due primarily to the Company's ownership of the gathering assets acquired in the Company's acquisition of THQ Appalachia I Midco, LLC (Tug Hill) and THQ-XcL Holdings I Midco, LLC (XcL Midstream, and such acquisition, the Tug Hill and XcL Midstream Acquisition), the lower gathering cost structure that resulted pursuant to the Company's consolidated gas gathering and compression agreement, dated February 26, 2020, with an affiliate of Equitrans and the Company's acquisition of the remaining minority interest in gathering assets located in northeast Pennsylvania during the second quarter of 2024.

Transmission expense per Mcfe increased for the three months ended June 30, 2024 compared to the same period in 2023 due primarily to credits received from the Texas Eastern Transmission Pipeline in 2023 as well as additional capacity acquired.

Processing expense per Mcfe increased for the three months ended June 30, 2024 compared to the same period in 2023 due primarily to increased processing expense from the liquids-rich assets acquired in the Tug Hill and XcL Midstream Acquisition.

LOE per Mcfe increased for the three months ended June 30, 2024 compared to the same period in 2023 due primarily to increased LOE from the assets acquired in the Tug Hill and XcL Midstream Acquisition.

Production taxes per Mcfe increased for the three months ended June 30, 2024 compared to the same period in 2023 due primarily to increased West Virginia property tax expense from the assets acquired in the Tug Hill and XcL Midstream Acquisition and higher price as well as increased severance tax expense from increased volumes from the assets acquired in the Tug Hill and XcL Midstream Acquisition.

Liquidity
As of June 30, 2024, the Company had $47 million of borrowings outstanding under its revolving credit facility. Total liquidity as of June 30, 2024 was $2.5 billion. On July 22, 2024, the Company amended its revolving credit facility to increase lender commitments thereunder from $2.5 billion to $3.5 billion.

As of June 30, 2024, total debt and net debt(1) were $5.0 billion and $4.9 billion, respectively, compared to $5.8 billion and $5.7 billion, respectively, as of December 31, 2023.

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

2024 Outlook
The Company re-affirms its expectation of 2024 total sales volume of 2,100 – 2,200 Bcfe, which embeds approximately 180 Bcfe of net production curtailments in 2024, including 90 Bcfe in the second half of 2024. The Company maintains its 2024 EQT maintenance capital expenditures guidance of $1,950 – $2,050 million. The Company also maintains its 2024 strategic growth capital expenditures guidance of $200 – $300 million, which targets opportunistic, high-return water, midstream and other infrastructure and land opportunities. Following the close of the Equitrans acquisition, the Company expects to spend $180 – $230 million in the balance of 2024 for Equitrans capital expenditures.

During the third quarter of 2024, the Company plans to turn-in-line (TIL) 40 – 60 net wells. Total sales volume in the third quarter of 2024 is expected to be 510 – 560 Bcfe, inclusive of planned curtailments.

2024 Guidance

Production	Q3 2024	Q4 2024
Total sales volume (Bcfe)	510 – 560	515 – 565
Liquids sales volume, excluding ethane (Mbbl)	3,600 – 3,900	4,000 – 4,300
Ethane sales volume (Mbbl)	1,350 – 1,500	1,350 – 1,500
Total liquids sales volume (Mbbl)	4,950 – 5,400	5,350 – 5,800

Btu uplift (MMBtu/Mcf)	1.050 – 1.060	1.050 – 1.060

Average differential ($/Mcf)	($0.80) – ($0.70)	($0.65) – ($0.55)

Resource Counts
Top-hole rigs	1 – 2	1 – 2
Horizontal rigs	1 – 2	1 – 2
Frac crews	2 – 3	2 – 3

Midstream Revenue ($ Millions)
Third-party revenue	$120 – $145	$140 – $165

Mountain Valley Pipeline (MVP) ($ Millions)
Distributions from MVP	—	$60 – $70
Capital contributions to MVP	$150 – $175	$30 – $40

Per Unit Operating Costs ($/Mcfe)
Gathering	$0.07 – $0.09	$0.05 – $0.07
Transmission	$0.44 – $0.46	$0.45 – $0.47
Processing	$0.12 – $0.14	$0.13 – $0.15
Upstream LOE	$0.14 – $0.16	$0.12 – $0.14
Midstream operating and maintenance (O&M)	$0.08 – $0.10	$0.08 – $0.10
Production taxes	$0.08 – $0.10	$0.09 – $0.11
SG&A	$0.19 – $0.21	$0.19 – $0.21
Total per unit operating costs	$1.12 – $1.26	$1.11 – $1.25

Capital Expenditures ($ Millions)
EQT maintenance	$460 – $510	$425 – $475
EQT strategic growth	$70 – $95	$65 – $90
Equitrans	$90 – $115	$90 – $115
Total capital expenditures	$620 – $720	$580 – $680

Second Quarter 2024 Earnings Webcast Information
The Company's conference call with securities analysts begins at 10:00 a.m. ET on Wednesday July 24, 2024 and will be broadcast live via webcast. An accompanying presentation is available on the Company's investor relations website, www.ir.eqt.com under "Events & Presentations." To access the live audio webcast, visit the Company's investor relations website at ir.eqt.com. A replay will be archived and available for one year in the same location after the conclusion of the live event.

Hedging (as of July 19, 2024)
The following table summarizes the approximate volume and prices of the Company's NYMEX hedge positions. The difference between the fixed price and NYMEX price is included in average differential presented in the Company's price reconciliation.

	Q3 2024 (a)	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Q4 2025
Hedged Volume (MMDth)	291	362	332	336	71	33
Hedged Volume (MMDth/d)	3.2	3.9	3.7	3.7	0.8	0.4
Swaps – Short
Volume (MMDth)	246	289	144	290	71	33
Avg. Price ($/Dth)	$3.14	$3.21	$3.42	$3.11	$3.34	$3.35
Calls – Long
Volume (MMDth)	13	13	—	—	—	—
Avg. Strike ($/Dth)	$3.20	$3.20	$—	$—	$—	$—
Calls – Short
Volume (MMDth)	62	90	188	46	—	—
Avg. Strike ($/Dth)	$4.22	$4.25	$4.19	$3.48	$—	$—
Puts – Long
Volume (MMDth)	45	73	188	46	—	—
Avg. Strike ($/Dth)	$4.05	$3.54	$3.20	$2.83	$—	$—
Option Premiums
Cash Settlement of Deferred Premiums (millions)	$(4)	$—	$—	$—	$—	$—
(a)July 1 through September 30.

The Company has also entered into transactions to hedge basis. The Company may use other contractual agreements from time to time to implement its commodity hedging strategy.

Non-GAAP Disclosures
This news release includes the non-GAAP financial measures described below. These non-GAAP measures are intended to provide additional information only and should not be considered as alternatives to, or more meaningful than, net income attributable to EQT Corporation, net income, diluted earnings per share, net cash provided by operating activities, total operating revenues, total debt, or any other measure calculated in accordance with GAAP. Certain items excluded from these non-GAAP measures are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, tax structure, and historic costs of depreciable assets.

Adjusted Net Income Attributable to EQT and Adjusted Earnings per Diluted Share (Adjusted EPS)
Adjusted net income attributable to EQT is defined as net income attributable to EQT Corporation, excluding (gain) loss on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that the Company's management believes do not reflect the Company's core operating performance. Adjusted EPS is defined as adjusted net income attributable to EQT divided by diluted weighted average common shares outstanding. The Company's management believes adjusted net income attributable to EQT and adjusted EPS provide useful information to investors regarding the Company’s financial condition and results of operations because it helps facilitate comparisons of operating performance and earnings trends across periods by excluding the impact of items that, in their opinion, do not reflect the Company’s core operating performance. For example, adjusted net income attributable to EQT and adjusted EPS reflect only the impact of settled derivative contracts; thus, the measures exclude the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement.

The table below reconciles adjusted net income attributable to EQT and adjusted EPS with net income attributable to EQT Corporation and diluted earnings per share, respectively, the most comparable financial measures calculated in accordance with GAAP, each as derived from the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

	(Thousands, except per share amounts)
Net income (loss) attributable to EQT Corporation	$9,517	$(66,626)	$113,005	$1,151,922
(Deduct) add:
(Gain) loss on sale/exchange of long-lived assets	(320,129)	(225)	(319,982)	16,303
Impairment and expiration of leases	37,659	5,325	46,868	15,871
Gain on derivatives	(61,333)	(164,386)	(167,844)	(989,238)
Net cash settlements received on derivatives	298,181	212,247	749,185	369,247
Premiums paid for derivatives that settled during the period	(4,925)	(67,495)	(39,594)	(166,912)
Other expenses (a)	26,310	13,394	49,162	33,056
Income from investments	(172)	(1,092)	(2,432)	(5,856)
Loss (gain) on debt extinguishment	1,837	5,462	5,286	(1,144)
Non-cash interest expense (amortization)	3,073	3,445	6,103	6,859
Tax impact of non-GAAP items (b)	(24,447)	(1,692)	(109,578)	176,812
Adjusted net (loss) income attributable to EQT	$(34,429)	$(61,643)	$330,179	$606,920

Diluted weighted average common shares outstanding	441,968	361,982	444,893	393,435
Diluted EPS	$0.02	$(0.18)	$0.25	$2.94
Adjusted EPS	$(0.08)	$(0.17)	$0.74	$1.54
(a)Other expenses consist primarily of transaction costs associated with acquisitions and other strategic transactions, costs related to exploring new venture opportunities and executive severance. For the three and six months ended June 30, 2024, other expenses included a nonrecurring corporate litigation expense.
(b)The tax impact of non-GAAP items represents the incremental tax expense/benefit that would have been incurred had these items been excluded from net income attributable to EQT Corporation, which resulted in blended tax rates of (125.4%) and 25.3% for the three months ended June 30, 2024 and 2023, respectively, and 33.5% and 24.5% for the six months ended June 30, 2024 and 2023, respectively. The rates differ from the Company's statutory tax rate due primarily to state taxes, including valuation allowances limiting certain state tax benefits.

Adjusted EBITDA
Adjusted EBITDA is defined as net income, excluding interest expense, income tax (benefit) expense, depreciation and depletion, (gain) loss on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that the Company's management believes do not reflect the Company's core operating performance. The Company’s management believes that this measure provides useful information to investors regarding the Company’s financial condition and results of operations because it helps facilitate comparisons of operating performance and earnings trends across periods by excluding the impact of items that, in their opinion, do not reflect the Company’s core operating performance. For example, adjusted EBITDA reflects only the impact of settled derivative instruments and excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement.

The table below reconciles adjusted EBITDA with net income, the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

	(Thousands)
Net income (loss)	$9,239	$(66,866)	$112,302	$1,152,367
Add (deduct):
Interest expense, net	55,720	39,883	110,091	86,429
Income tax (benefit) expense	(44,222)	(11,818)	(19,920)	344,828
Depreciation and depletion	465,982	395,684	952,732	783,369
(Gain) loss on sale/exchange of long-lived assets	(320,129)	(225)	(319,982)	16,303
Impairment and expiration of leases	37,659	5,325	46,868	15,871
Gain on derivatives	(61,333)	(164,386)	(167,844)	(989,238)
Net cash settlements received on derivatives	298,181	212,247	749,185	369,247
Premiums paid for derivatives that settled during the period	(4,925)	(67,495)	(39,594)	(166,912)
Other expenses (a)	26,310	13,394	49,162	33,056
Income from investments	(172)	(1,092)	(2,432)	(5,856)
Loss (gain) on debt extinguishment	1,837	5,462	5,286	(1,144)
Adjusted EBITDA	$464,147	$360,113	$1,475,854	$1,638,320
(a)Other expenses consist primarily of transaction costs associated with acquisitions and other strategic transactions, costs related to exploring new venture opportunities and executive severance. For the three and six months ended June 30, 2024, other expenses included a nonrecurring corporate litigation expense.

Adjusted Operating Cash Flow and Free Cash Flow
Adjusted operating cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities. Free cash flow is defined as adjusted operating cash flow less accrual-based capital expenditures, excluding capital expenditures attributable to noncontrolling interests. The Company's management believes adjusted operating cash flow and free cash flow provide useful information to investors regarding the Company's liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders.

The table below reconciles adjusted operating cash flow and free cash flow with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Cash Flows to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

	(Thousands)
Net cash provided by operating activities	$322,045	$437,113	$1,477,708	$2,099,881
Decrease (increase) in changes in other assets and liabilities	82,995	(96,327)	(122,127)	(522,003)
Adjusted operating cash flow	$405,040	$340,786	$1,355,581	$1,577,878
Less: Capital expenditures	(576,135)	(473,246)	(1,125,122)	(942,151)
Add: Capital expenditures attributable to noncontrolling interests	—	3,171	—	8,549
Free cash flow	$(171,095)	$(129,289)	$230,459	$644,276

Adjusted Operating Revenues
Adjusted operating revenues (also referred to as total natural gas and liquids sales, including cash settled derivatives) is defined as total operating revenues, less the revenue impact of changes in the fair value of derivative instruments prior to settlement and net marketing services and other revenues. The Company’s management believes that this measure provides useful information to investors regarding the Company's financial condition and results of operations because it helps facilitate comparisons of operating performance and earnings trends across periods. Adjusted operating revenues reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes net marketing services and other revenues because it is unrelated to the revenue for the Company's natural gas and liquids production.

The table below reconciles adjusted operating revenues to total operating revenues, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

	(Thousands, unless otherwise noted)
Total operating revenues	$952,512	$1,018,751	$2,364,780	$3,679,822
(Deduct) add:
Gain on derivatives	(61,333)	(164,386)	(167,844)	(989,238)
Net cash settlements received on derivatives	298,181	212,247	749,185	369,247
Premiums paid for derivatives that settled during the period	(4,925)	(67,495)	(39,594)	(166,912)
Net marketing services and other	(1,662)	(6,040)	(3,514)	(11,901)
Adjusted operating revenues	1,182,773	993,077	2,903,013	2,881,018

Total sales volume (MMcfe)	507,512	470,839	1,041,562	929,644
Average realized price ($/Mcfe)	$2.33	$2.11	$2.79	$3.10

Net Debt
Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, revolving credit facility borrowings, term loan facility borrowings, senior notes and note payable to EQM Midstream Partners, LP (EQM). The Company's management believes net debt provides useful information to investors regarding the Company's financial condition and assists them in evaluating the Company's leverage since the Company could choose to use its cash and cash equivalents to retire debt.

The table below reconciles net debt with total debt, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Balance Sheets to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

	June 30, 2024	December 31, 2023

	(Thousands)
Current portion of debt (a)	$6,388	$292,432
Revolving credit facility borrowings	47,000	—
Term loan facility borrowings	497,680	1,244,265
Senior notes	4,321,702	4,176,180
Note payable to EQM	79,016	82,236
Total debt	4,951,786	5,795,113
Less: Cash and cash equivalents	29,974	80,977
Net debt	$4,921,812	$5,714,136

(a)As of June 30, 2024, the current portion of debt included a portion of the note payable to EQM. As of December 31, 2023, the current portion of debt included the Company's 1.75% convertible notes and a portion of the note payable to EQM. See the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 for further discussion.

Investor Contact
Cameron Horwitz
Managing Director, Investor Relations & Strategy
412.445.8454
cameron.horwitz@eqt.com

About EQT Corporation
EQT Corporation is a leading independent natural gas production company with operations focused in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via EQT’s investor relations website at https://ir.eqt.com.

Cautionary Statements Regarding Forward-Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT Corporation and its subsidiaries (collectively, EQT), including guidance regarding EQT’s strategy to develop its reserves; drilling plans and programs (including the number and type of drilling rigs and the number of frac crews to be utilized by EQT, the projected amount of wells to be turned-in-line and the timing thereof); projected natural gas prices, basis and average differential; the impact of commodity prices on EQT's business; total resource potential; projected production and sales volumes, including liquified natural gas (LNG) volumes and sales; projected production curtailments, including the volume and duration thereof; projected well costs and unit costs; EQT's ability to successfully implement and execute its operational, organizational, technological and environmental, social and governance (ESG) initiatives, including EQT's net zero emissions goal, the timing thereof and EQT's ability to achieve the anticipated results of such initiatives; potential acquisitions, asset sales or other strategic transactions, the timing thereof and EQT’s ability to achieve the intended operational, financial and strategic benefits from any such transactions or from any recently completed strategic transactions, including EQT's acquisition of Equitrans and the projected synergies therefrom; the amount and timing of any redemptions, repayments or repurchases of EQT's common stock, outstanding debt securities or other debt instruments; EQT’s ability to reduce its debt and the timing of such reductions, if any; projected dividends, if any; projected free cash flow; liquidity and financing requirements, including funding sources and availability; EQT's ability to maintain or improve its credit ratings, leverage levels and financial profile, and the timing of achieving such improvements, if at all; EQT’s hedging strategy and projected margin posting obligations; EQT’s tax position and projected effective tax rate; and the expected impact of changes in laws.

The forward-looking statements included in this news release involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. EQT has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by EQT. While EQT considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond EQT’s control. These risks and uncertainties include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; EQT’s ability to appropriately allocate capital and other resources among its strategic opportunities; access to and cost of capital, including as a result of rising interest rates, inflation and other economic uncertainties; EQT’s hedging and other financial contracts; inherent hazards and risks normally incidental to drilling for, producing, transporting and storing natural gas, natural gas liquids (NGLs) and oil; cybersecurity risks and acts of sabotage; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and sand and water required to execute EQT’s exploration and development plans, including as a result of supply chain and inflationary pressures; risks associated with operating primarily in the Appalachian Basin; the ability to obtain environmental and other permits and the timing thereof; government regulation or action, including regulations pertaining to methane and other greenhouse gas emissions; negative public perception of the fossil fuels industry; increased consumer demand for alternatives to natural gas; environmental and weather risks, including the possible impacts of climate change; risks related to EQT's ability to integrate the operations of Equitrans in a successful manner and in the expected time period and the possibility that any of the anticipated benefits and projected synergies of the Equitrans acquisition will not be realized or will not be realized within the expected time period; and disruptions to EQT’s business due to acquisitions, divestitures and other strategic transactions, including the Equitrans acquisition. These and other risks are described under the “Risk Factors” section in EQT's Annual Report on Form 10-K for the year ended December 31, 2023, the “Risk Factors” section to be included in EQT’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, and other documents EQT files from time to time with the Securities and Exchange Commission (the SEC).

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, EQT does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

	(Thousands, except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$889,517	$848,325	$2,193,422	$2,678,683
Gain on derivatives	61,333	164,386	167,844	989,238
Net marketing services and other	1,662	6,040	3,514	11,901
Total operating revenues	952,512	1,018,751	2,364,780	3,679,822
Operating expenses:
Transportation and processing	543,067	523,162	1,088,248	1,038,146
Production	102,187	55,038	204,506	102,978
Exploration	1,378	1,203	2,294	2,155
Selling, general and administrative	67,207	60,163	140,260	112,057
Depreciation and depletion	465,982	395,684	952,732	783,369
(Gain) loss on sale/exchange of long-lived assets	(320,129)	(225)	(319,982)	16,303
Impairment and expiration of leases	37,659	5,325	46,868	15,871
Other operating expenses	52,190	13,394	64,163	33,056
Total operating expenses	949,541	1,053,744	2,179,089	2,103,935
Operating income (loss)	2,971	(34,993)	185,691	1,575,887
Income from investments	(172)	(1,092)	(2,432)	(5,856)
Other income	(19,431)	(562)	(19,636)	(737)
Loss (gain) on debt extinguishment	1,837	5,462	5,286	(1,144)
Interest expense, net	55,720	39,883	110,091	86,429
(Loss) income before income taxes	(34,983)	(78,684)	92,382	1,497,195
Income tax (benefit) expense	(44,222)	(11,818)	(19,920)	344,828
Net income (loss)	9,239	(66,866)	112,302	1,152,367
Less: Net (loss) income attributable to noncontrolling interests	(278)	(240)	(703)	445
Net income (loss) attributable to EQT Corporation	$9,517	$(66,626)	$113,005	$1,151,922

Income (loss) per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	441,968	361,982	440,714	361,721
Net income (loss) attributable to EQT Corporation	$0.02	$(0.18)	$0.26	$3.18

Diluted:
Weighted average common stock outstanding	444,921	361,982	444,893	393,435
Net income (loss) attributable to EQT Corporation	$0.02	$(0.18)	$0.25	$2.94

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

	(Thousands, unless otherwise noted)
NATURAL GAS
Sales volume (MMcf)	474,075	449,658	973,349	883,055
NYMEX price ($/MMBtu)	$1.92	$2.10	$2.09	$2.76
Btu uplift	0.10	0.10	0.12	0.14
Natural gas price ($/Mcf)	$2.02	$2.20	$2.21	$2.90

Basis ($/Mcf) (a)	$(0.49)	$(0.50)	$(0.31)	$(0.10)
Cash settled basis swaps ($/Mcf)	(0.19)	(0.20)	(0.11)	(0.18)
Average differential, including cash settled basis swaps ($/Mcf)	$(0.68)	$(0.70)	$(0.42)	$(0.28)
Average adjusted price ($/Mcf)	$1.34	$1.50	$1.79	$2.62
Cash settled derivatives ($/Mcf)	0.82	0.53	0.84	0.42
Average natural gas price, including cash settled derivatives ($/Mcf)	$2.16	$2.03	$2.63	$3.04
Natural gas sales, including cash settled derivatives	$1,025,694	$912,966	$2,563,560	$2,688,101

LIQUIDS
NGLs, excluding ethane:
Sales volume (MMcfe) (b)	20,408	11,679	41,140	25,176
Sales volume (Mbbl)	3,401	1,946	6,856	4,196
NGLs price ($/Bbl)	$37.95	$31.28	$39.78	$35.29
Cash settled derivatives ($/Bbl)	(0.51)	(1.21)	(0.25)	(1.83)
Average NGLs price, including cash settled derivatives ($/Bbl)	$37.44	$30.07	$39.53	$33.46
NGLs sales, including cash settled derivatives	$127,361	$58,533	$271,092	$140,389
Ethane:
Sales volume (MMcfe) (b)	11,182	7,743	22,552	17,670
Sales volume (Mbbl)	1,864	1,291	3,759	2,945
Ethane price ($/Bbl)	$5.71	$5.43	$6.15	$6.34
Ethane sales	$10,640	$7,008	$23,102	$18,660
Oil:
Sales volume (MMcfe) (b)	1,847	1,759	4,521	3,743
Sales volume (Mbbl)	308	293	754	624
Oil price ($/Bbl)	$61.96	$49.71	$60.06	$54.30
Oil sales	$19,078	$14,570	$45,259	$33,868

Total liquids sales volume (MMcfe) (b)	33,437	21,181	68,213	46,589
Total liquids sales volume (Mbbl)	5,573	3,530	11,369	7,765
Total liquids sales	$157,079	$80,111	$339,453	$192,917

TOTAL
Total natural gas and liquids sales, including cash settled derivatives (c)	$1,182,773	$993,077	$2,903,013	$2,881,018
Total sales volume (MMcfe)	507,512	470,839	1,041,562	929,644
Average realized price ($/Mcfe)	$2.33	$2.11	$2.79	$3.10
(a)Basis represents the difference between the ultimate sales price for natural gas, including the effects of delivered price benefit or deficit associated with the Company's firm transportation agreements, and the NYMEX natural gas price.
(b)NGLs, ethane and oil were converted to Mcfe at a rate of six Mcfe per barrel.
(c)Also referred to herein as adjusted operating revenues, a non-GAAP supplemental financial measure.